Media contact:             Charles Keller
                           612-678-7786
                           charles.r.keller@ampf.com

Stockholder Contact:       Chris Moran
                           617-218-3864
                           christopher.m.moran@ampf.com

        Stockholders of Seligman Select Municipal Fund, Inc. (NYSE: SEL)
           Approve New Advisory Agreement and Elect 10 New Directors,
                But Special Meeting of Stockholders Adjourned to
                               January 22, 2009 to
               Solicit Votes in Respect of the Merger of the Fund

NEW YORK, NY, December 18, 2008 - Today, Seligman Select Municipal Fund, Inc. ("Select Municipal") (NYSE: SEL) held a Special Meeting of Stockholders (the "Meeting") in New York and announced that Select Municipal's stockholders approved a new investment management services agreement between Select Municipal and RiverSource Investments, LLC ("RiverSource"), a subsidiary of Ameriprise Financial, Inc. (the "New Management Agreement") and elected 10 new directors of Select Municipal. However, with respect to the proposal to approve an Agreement and Plan of Merger and Liquidation (the "Plan"), the merger and the other transactions contemplated by the Plan, including the acquisition of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition") as described in the proxy statement/prospectus, dated October 28, 2008, the Meeting has been adjourned to 10:00 a.m. on January 16, 2009.

The effectiveness of the New Management Agreement was conditioned upon the closing of the acquisition of J. & W. Seligman & Co. Incorporated ("Seligman") by RiverSource. On November 7, 2008, RiverSource completed its acquisition of Seligman and has been the investment manager of Select Municipal under an interim advisory agreement since such date. Effective today, RiverSource will manage Select Municipal under the New Management Agreement.

At the Meeting, stockholders elected Kathleen Blatz, Arne H. Carlson, Pamela G. Carlton, Patricia M. Flynn, Anne P. Jones, Jeffrey Laikind, Stephen R. Lewis, Jr., Catherine James Paglia, Alison Taunton-Rigby and William F. Truscott as Directors of Select Municipal. Mses. Blatz, Carlton and Taunton-Rigby and Mr. Truscott were elected to the class of Directors whose term will expire at the annual meeting in 2009, Ms. Jones and Mr. Carlson were elected to the class of Directors whose term will expire at the annual meeting in 2010, and Mses. Flynn and Paglia and Messrs. Laikind and Lewis were elected to the class of Directors whose term will expire at the annual meeting in 2011, and (in each case) until their successors are elected and qualify. Messrs. Leroy C. Richie and John F. Maher will continue to serve as Directors of Select Municipal, which results in an overall increase from ten Directors to 12 Directors of Select Municipal.

All Directors, other than Mr. Lewis and Ms. Paglia, were elected by the holders of Select Municipal's common stock and Series A and Series B preferred stock, voting together as a single class. Mr. Lewis and Ms. Paglia were elected by the holders of preferred stock, voting as a separate class. Each Director, other than Mr. Lewis and Ms. Paglia, is designated as both a

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Common and Preferred Director,  and Mr. Lewis and Ms. Paglia are each designated as a Preferred  Director.

Although more than 61% of the votes received to date (representing at least 64% of the outstanding shares of Select Municipal) have voted in favor of the Acquisition proposal, the Acquisition proposal has not received the required vote of 66-2/3% of all outstanding shares of Select Municipal's common stock and preferred stock (which vote together as a single class). Accordingly, with respect to the Acquisition proposal only, the Meeting has been adjourned to 10:00 a.m. on January 16, 2009 (the "Adjourned Meeting") at the offices of Select Municipal, 100 Park Avenue, 8th Floor, New York, New York 10017. This adjournment will provide additional time for Select Municipal's solicitation of proxies to approve the Acquisition proposal.

The close of business on October 24, 2008 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Adjourned Meeting or any adjournment or postponement thereof, in respect of the Acquisition proposal.

National Fund is an open-end fund that pursues an investment strategy similar to that of Select Municipal. Unlike Select Municipal, which is a closed-end fund that utilizes leverage provided by preferred stock, National Fund does not utilize leverage. As consideration for their shares, holders of Select Municipal's common stock will, upon consummation of the Acquisition, receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal. Redemptions and exchanges of shares of National Fund issued pursuant to the Acquisition will be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. The agreement relating to the Acquisition requires that the outstanding shares of preferred stock of Select Municipal be redeemed prior to consummation of the Acquisition.

Since November 7, 2008, National Fund has been managed by RiverSource. Prior to such date, National Fund was managed by Seligman. Shareholders of National Fund approved a new investment management services agreement between Seligman Municipal Fund Series, Inc. (on behalf of National Fund) and RiverSource at a special meeting of shareholders held on November 3, 2008. Such approval was a condition to the closing of the Acquisition of Select Municipal by National Fund.

RiverSource Investments, LLC, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is also the investment manager of the other funds in the Seligman Group of Funds, and is a wholly owned subsidiary of Ameriprise Financial, Inc. Ameriprise Financial, Inc. is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for the Seligman Group of Funds, RiverSource manages investments for the RiverSource funds, itself and its affiliates. For institutional clients, RiverSource and its affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products.

This press release does not constitute an offering of securities.

The net asset value of shares of Seligman Municipal may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The funds are subject to stock market risk, which is the risk that stock prices

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overall will decline over short or long periods,  adversely  affecting the value of an investment in the funds.

Fixed-income securities owned by the funds are subject to interest-rate risk, credit risk, repayment risk, and market risk. To the extent that a fund concentrates its investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general.

You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain a fund's most recent periodic reports and other regulatory filings (including the prospectus relating to National Fund) by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that a fund's investment goals/objectives will be met, and you could lose money.